Exhibit 99.1

NABORS ANNOUNCES TENDER OFFER FOR

OUTSTANDING 9.25% SENIOR NOTES DUE 2019

Hamilton, Bermuda, September 4, 2013 — Nabors Industries Ltd. (NYSE:NBR) announced today that its wholly owned subsidiary, Nabors Industries, Inc. (“NII”) has commenced a tender offer to purchase for cash, subject to certain terms and conditions, any and all of its $1.125 billion outstanding aggregate principal amount of 9.25% Senior Notes due 2019.

The tender offer is scheduled to expire at 5:00 p.m., Eastern time, on September 11, 2013 (the “Expiration Date”), unless extended or earlier terminated by NII. The tender offer is being made pursuant to an Offer to Purchase and a related Letter of Transmittal (together, the “Tender Offer Materials”), which set forth a more detailed description of the tender offer. Holders of the notes are urged to carefully read the Tender Offer Materials before making any decision with respect to the tender offer.

The following table summarizes certain material terms of the tender offer:

Cusip No.	Principal Amount Outstanding	Security Description	Maturity Date	Reference Security	Relevant Bloomberg Page	Fixed Spread

629568AT3 629568AS5	$1,125,000,000	9.25% Senior Notes due 2019	January 15, 2019	1.375% U.S. Treasury Note due December 31, 2018	FIT6	195 bps

The total consideration (the “Total Consideration”) payable for each $1,000 principal amount of the notes validly tendered and accepted for payment pursuant to the tender offer will be determined in the manner described in the Tender Offer Materials by reference to the fixed spread over the yield to maturity of the applicable Reference Security listed above, calculated by the Dealer Managers for the tender offer as of 2:00 p.m., Eastern time, on September 11, 2013, the date on which the tender offer expires. In addition to the Total Consideration, NII will also pay accrued and unpaid interest on the Notes purchased from the last interest payment date up to, but not including, the settlement date. The settlement date for the tender offer is currently expected to be September 12, 2013, unless the tender offer is extended or earlier terminated.

To receive the Total Consideration, holders of the Notes must validly tender and not validly withdraw their notes prior to the Expiration Date. Notes tendered may be withdrawn at any time prior to 5 p.m., Eastern time, on September 11, 2013 by following the procedures described in the Tender Offer Materials. The obligation of NII to accept for purchase and to pay the Total Consideration and the accrued and unpaid interest on the notes pursuant to the tender offer is not subject to any minimum tender condition, but is subject to satisfaction or waiver of certain other conditions, including a financing condition, described in the Tender Offer Materials.

NII has retained Citigroup Global Markets Inc., Morgan Stanley & Co. LLC, HSBC Securities (USA) Inc. and Mizuho Securities USA Inc. to serve as the Dealer Managers for the tender offer. Global Bondholder Services Corporation has been retained to serve as the Depositary and Information Agent for the tender offer. Questions regarding the tender offer may be directed to Citi at 390 Greenwich Street, New York, New York, 10013, Attn: Liability Management Group, (800) 558-3745 (toll-free), (212) 723-6106 (collect) or  Morgan Stanley at 1585 Broadway, New York, New York, 10036, Attn: Liability

Management Group, (800) 624-1808 (toll-free), (212) 761-0858 (collect).   Requests for the Tender Offer Materials may be directed to Global Bondholder Services Corporation at (212) 430-3774 (for banks and brokers) or (866) 387-1500 (for all others).  NII is making the tender offer only by, and pursuant to, the terms of the Tender Offer Materials.  None of Nabors, NII, the Dealer Managers or the Depositary and Information Agent make any recommendation as to whether holders should tender or refrain from tendering their Notes.  Holders must make their own decision as to whether to tender Notes and, if so, the principal amount of the Notes to tender.

This press release does not constitute an offer to purchase securities or a solicitation of an offer to purchase any securities, nor does it constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission. As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements. Nabors does not undertake to update these forward-looking statements.

For further information regarding Nabors, please contact Dennis A. Smith, Director of Corporate Development & Investor Relations, at 281-775-8038. To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.